UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 19, 2006

Juniper Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26339	770422528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1194 North Mathilda Avenue, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 745-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On July 19, 2006, Juniper Networks, Inc. ("Juniper Networks" or the "Company") issued a press release and held a conference call regarding its results for the quarter ended June 30, 2006. A copy of the press release is furnished as Exhibit 99.1 to this report. The information in this item 2.02 and Exhibit 99.1 shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 2.06 Material Impairments.

On July 18, 2006, Juniper Networks concluded that the carrying value of certain goodwill assets on its balance sheet was impaired as of June 30, 2006. Accordingly, the Company will record reductions in the carrying value of goodwill on its balance sheet for its Service Layer Technologies segment for the period ending June 30, 2006. The amount of the reductions to goodwill is expected to be approximately $1.3 billion. The goodwill was initially recorded based on stock prices at the time related merger agreements were executed and announced. The reductions to goodwill are primarily attributable to the decline in Juniper Networks' market capitalization since March 31, 2006. The Company does not expect that these reductions will result in any future cash expenditures. Should the Company's market capitalization decrease further, it is possible that there could be additional reductions in goodwill in future periods.

Item 8.01 Other Events.

On July 19, 2006, Juniper Networks issued a press release announcing the adoption of a common stock repurchase program of up to $1 billion. A copy of the press release is attached as Exhibit 99.2 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. Description
99.1 Press Release issued by Juniper Networks on July 19, 2006
99.2 Press Release issued by Juniper Networks on July 19, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

July 19, 2006	By:	Mitchell Gaynor

Name: Mitchell Gaynor
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Juniper Networks on July 19, 2006
99.2	Press Release issued by Juniper Networks on July 19, 2006